EXHIBIT 99.1

March 9, 2006

To The Board of Directors of Symmetry Medical, Inc. (“Symmetry”):

Please accept our resignations as directors of Symmetry.

As you know, Olympus has many other holdings and the three of us simply will not have the time to continue to perform our job as directors. Furthermore, since Olympus Partners no longer has a controlling interest in Symmetry, we no longer feel any need to have a continuing presence on your board of directors.

We know that Symmetry is required to increase the percentage of independent directors and add directors who will be able to serve on board committees, unlike Olympus employees who are unable to serve on committees due to New York Stock Exchange rules on committee member independence. Our resignations will allow Symmetry to take these steps.

We are proud to have been associated with Symmetry since the company’s recapitalization in 2000, during which time we have been able to be part of its significant growth and success. It has been a pleasure and we wish the company much continued success.

Sincerely,

/s/ Robert S. Morris
Robert S. Morris, Director

/s/ James A. Conroy
James A. Conroy, Director

/s/ Manu Bettegowda
Manu Bettegowda, Director